Issuer Free Writing Prospectus
Dated: March 1, 2023
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus
Dated: February 17, 2023
Registration Statement No: 333-261945

Hongli Group Inc.

Investor Presentation

March 2023

宏力型钢
HONGLI PROFILE

Forward-looking Statements

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This presentation contains forward-looking statements regarding future events and the future results of Hongli Group Inc. ("Hongli" or the "Company") that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. Words such as "address," "anticipate," "believe," "consider," "continue," "develop," "estimate," "expect," "further," "goal," "intend," "may," "plan," "potential," "project," "seek," "should," "target," "will," variations of such words, and similar expressions are intended to identify such forward-looking statements. Such statements reflect the current views of the Company and its management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. This presentation has been prepared by the Company based on information it has obtained from sources it believes to be reliable. Summaries of documents contained in this presentation may not be complete. This presentation contains industry, market and competitive position data from the Company's own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. The Company's internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which the Company operates and its management's understanding of industry conditions. While the Company believes that each of these studies and publications is reliable, the Company has not independently verified market and industry data from third-party sources. While the Company believes the Company's internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source. The Company does not represent that the information herein is complete. The information in this presentation is current only as of February 2023, and the Company's business or financial condition and other information in this presentation may change after that date. The Company disclaims any obligation to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by law.

This presentation contains projected financial information with respect to the Company. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Actual results may differ materially from the results contemplated by the projected financial information contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected in such projections will be achieved.

This presentation may not be copied or reproduced in whole or in part. By accepting delivery of this presentation, you agree to these restrictions.

The Company is not a Chinese operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, the Company consolidates the financial results of Shandong Hongli Special Section Tube Co., Ltd., a PRC limited liability company ("Hongli Shandong") and its subsidiaries ("Hongli Operating Entities") through a series of contractual arrangements in accordance with U.S. GAAP as the primary beneficial for accounting purposes. This structure involves unique risks to investors. This is an offering of the ordinary shares of the offshore holding company, Hongli Group Inc., instead of shares of any of Hongli Operating Entities, therefore, the investors may never hold equity interests in Hongli Operating Entities. You are not investing in Hongli Operating Entities. Neither the Company nor its subsidiaries own any shares or equity interests in Hongli Operating Entities.

The Company initially filed a registration statement on Form F-1 (File No.: 333-261945) (including a preliminary prospectus) with the Securities and Exchange Commission (the "SEC") on December 30, 2021 as amended thereafter for the offering to which this communication relates (the "Registration Statement"). The Registration Statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that Registration Statement (including the risk factors described therein) and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. The Company encourages you to read the Registration Statement and the prospectus in full for more detailed information on the business, operations, and industry analysis in this presentation as this investor presentation provides basic information about the Company and the offering. Because it is only a summary, this document does not cover all the information that should be considered before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in the Company's business, corporate structure and any forward-looking statements.

You may access these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. Alternatively, EF Hutton or any underwriter participating in this offering will arrange to send you the prospectus if you contact EF Hutton, division of Benchmark Investments, LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicategroup@efhuttongroup.com or telephone at (212) 404-7002.

Offering Summary

Anticipated Exchange / Tickers:	Nasdaq / HLP
Offering Type:	Initial Public Offering
Securities To Be Offered:	Ordinary Shares
Shares Offered:	2,500,000 (Excluding 15% Over-Allotment Option)
Estimated Offering Price Range:	$4.00 - $6.00
Gross Offering Proceeds:	$10,000,000 - $15,000,000 (Excluding 15% Over-Allotment Option)
Anticipated Use of Proceeds:	(1) 60% for repayment for the bank loan in connection with the Expansion Plan; (2) 30% for a portion of the remaining Yingxuan Assets under the Expansion Plan; (3) 5% for product research and development; and (4) 5% for recruitment of personnel including not only experienced personnel with solid industry background for the growth of business but experienced personnel and/or advisors with expertise in U.S. GAAP and internal control and capital markets experience.
Sole Book-Running Manager:	EF Hutton, division of Benchmark Investments, LLC
Expected Pricing Date:	TBD

Hongli Operating Entities At A Glance

Hongli Shandong is one of the leading cold roll formed steel profile manufacturers in China in respect to:

- function innovation
- performance improvement
- customized manufacturing of the products

Hongli Operating Entities have over 20 years operating history, with customers in more than 30 cities in China and a global network with South Korea, Japan, U.S., and Sweden.

Focuses on the design, production, deep processing, and sales of custom-made profile for machinery and equipment in the following sectors:

- Mining & Excavation
- Construction
- Agriculture
- Transportation



Investment Highlights



01

One-stop Service

Hongli Operation Entities are committed to offering customers one-stop service with wide product diversity, high quality and reliability.

02

Stable Customer Base

Hongli Operation Entities have developed a solid and stable customer base domestically and internationally.

03

Deep Domain Knowledge & Industry Expertise

More than 20 years of experience in service and production will continue to contribute to the robust and differentiated capabilities of Hongli Operation Entities' products.

04

Diversified Market & Territory Outreach

Diversified customer portfolio and territory outreach to potentially mitigate impact by economic and industry cycles.

05

Rigorous Quality Control

Hongli Operation Entities established a comprehensive quality management system, implemented by a quality management system (QMS) in compliance with ISO14001 quality management systems.

06

Experienced Management

Management team has executive level experience in the industry over 20 years

Domestic and International Footprint of Hongli Operating Entities


FOTON
SHANTUI
Europe
CHERY
dioo
VOLVO
KOMPAN
Playful Living
CAT
SANY
KOMATSU
SDLG
N. America
VOLVO
XCMG
HYUNDAI
DOOSAN
HITACHI
Asia
VOLVO
中国中车
CRRC

Hongli Operating Entities have developed customers in more than 30 cities in China and a global network with South Korea, Japan, the U.S., and Sweden.
Hongli Operating Entities have maintained long-term relationship with their major customers, domestically and globally, some which have been with them for an average of 10 years.

Products – selective profile products

Hongli Operating Entities' different shapes and dimensions of profile products







Over 2,000 distinct profile products in a broad range of materials, and sizes

Cold roll formed steel profile products in various forms of shapes

These shapes include but are not limited to, angles, bows, beams, brackets, channels, cross-members, flanges, hats, panels, plates, posts, rails, stakes, tracks

Products - cross-sections of selective profile products

Below are the cross-sections of the selective profile products produced for Hongli Operating Entities' customers












Products Applications

Hongli **Operating Entities** produce a comprehensive range of well-designed and customized profile products applied to different kinds of machineries and equipment that are widely used in a variety of sectors.

Percent of sales: 62%

Mining / Excavation

Widely used in mining industry as key components of excavation cabs.



Percent of sales: 35%



Agricultural Industry

Primarily for agricultural machinery used as significant components of cabs and rollover protective structures.

Custom Roll-Formed Profile

Percent of sales: 2%

Construction Industry

Primarily used as key components of construction cabs.



Percent of sales: 1%



Transportation

Used as key component of forklift for material transportation industry.

*For the past 12 months ended December 31, 2021

Market Demand

Changes in the Market Demand of Cold Roll Formed Steel in the United States from 2018 to 2020[1]



Unit: ten thousand tons
1,500
1,450
1,400
1,350
1,300
1,250
1,200
1,150
1,100
1,050
1,208
1,299
1,449
1,308
2017
2018
2019
2020

Market size and growth rate of China's cold roll formed steel industry from 2016 to 2020[2]



Unit: ten thousand tons
2,500
2,000
1,500
1,000
500
0
1,134
1,261
1,522
1,820
2,124
2016
2017
2018
2019
2020

Forecast of market scale of China's cold roll formed steel industry from 2021 to 2025[3]



Unit: RMB 100 million
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2,455.7
2,836.3
3,273.1
3,773.9
4,347.5
2021
2022
2023
2024
2025

1. Source: World Iron and Steel Association, Analyzed and sorted by China Economic Vision
2. Source: National Bureau of Statistics, Analysis and arrangement of cold roll formed steel branch and Analyzed and sorted by China Economic Vision
3. Source: Analyzed and sorted by China Economic Vision

Industry Analysis

Output and Growth Rate of Cold Roll Formed Steel Industry in China from 2016 to 2020[1]


Unit: ten thousand tons
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2,836
3,060
3,527
4,111
4,616
2016
2017
2018
2019
2020

Output Forecast of Cold Roll Formed Steel Industry in China from 2021 to 2025[2]


Unit: ten thousand tons
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
5193.0
5,847.3
6,589.9
7,433.4
8,392.4
2021
2022
2023
2024
2025

1. Source: National Bureau of Statistics, Analysis and arrangement of cold roll formed steel branch and Analyzed and sorted by China Economic Vision
2. Source: Analyzed and sorted by China Economic Vision

Quality Control Procedure

The Flow Chart of Quality Inspection


Physical Properties Test
The First Inspection
The End Inspection
Delivery Inspection
Raw Material
Semi-finished Products
Finished Products
Delivery
Chemical Composition Inspection
Process Inspection
Finished Inspection

Quality assurance tools during the procedures

1. SPC- Statistical Process Control
2. MSA—Measurement System Analysis
3. FMEA—Failure Mode and Effects Analysis
4. APQP—Advanced Product Quality Planning
5. PPAP—Production Part Approval Process

Growth Strategy



Expand leading market positions

Expand the product portfolio

Expand the production capacity

Execute pricing strategy to pass through underlying costs

Focus on key customer relationships

Focus on efficient manufacturing and cost management

Provide superior quality products and customer service

Management Team & Board of Directors



Jie Liu
Chief Executive Officer, Chairman of the Board

- November 2016 – Present: Manager of Hongli Shandong
- September 2014 - October 2016: Vice manager of Hongli Shandong.
- August 2013 - August 2014: Production manager of Hongli Shandong.



Yachun (Daisy) Wang
Chief Financial Officer

- January 2019 – Present , Founding partner at Jiangsu Zhengzhe Financial Management & Consulting Co., Ltd.
- January 2012 – December 2018: Worked at Brook & Partners CPAs LLP (Beijing office) first as project manager till 2014; later business partner.



Yizhao Zhang
Independent Director Nominee

- Director nominee of Hongli Group*
- December 2009 – July 2021, Independent director at Kaisa Group Holdings LTD.
- August 2009 – July 2021: Independent director at China Carbon Graphite Group, Inc. (OTC: CHGI).
- June 2017 – July 2021, served as an independent director at XT Energy Group, Inc. (OTC: XTEG).



Qian (Hebe) Xu
Independent Director Nominee

- Director nominee Hongli Group*
- October 2018 – Present: Founder of HB International Consulting LLC.
- November 2008 – October 2018: analyst (November 2008 to April 2013), the vice president of investment banking (from April 2013 to May 2017) and the senior vice president (from May 2017 to October 2018) at TriPoint Global Equities LLC.



Chenglong Yang
Independent Director Nominee

- Director nominee Hongli Group*
- March 2019 – Present: Managing partner at Weidi (Shanghai) Investment Co., Ltd.
- June 2016 – November 2018, Senior investment manager at ZHJ Group.

*The director nominees will hold the office upon the effectiveness of the Registration Statement.

Financial Matrix

Revenue ($ million)


+2.2%
10.3
10.5
1H2021
1H2022

Net income ($ million)


+28.0%
1.5
1.9
1H2021
1H2022

1H2022:The first half year ended June 30, 2022
1H2021:The first half year ended June 30, 2021

Key Income Statement Items ($ million)	For the six months ended	
	June 30, 2022	June 30, 2021
Revenue	10.5	10.3
Gross profit	3.5	3.5
Gross margin	33%	34%
Income from Operation	1.5	2.0
Operating margin	14%	19%
Income before income taxes	2.0	1.8
Net income	1.9	1.5

Key Balance Sheet Items ($ million)	As of	
	June 30, 2022	Dec. 31, 2021
Cash and cash equivalents	0.5	0.5
Accounts receivable	6.4	5.0
Total current assets	12.6	11.4
Total assets	22.9	21.8
Total liabilities	10.2	10.4
Total shareholders' equity	12.7	11.5

Financial Matrix



Revenue ($ million)
+20.1%
+94.6%
9.3
11.2
21.7
2019
2020
2021



Net income ($ million)
+16.6%
+32.1%
2.1
2.4
3.2
2019
2020
2021

Key Income Statement Items ($ million)	For the years ended		
	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
Revenue	21.7	11.2	9.3
Gross profit	7.7	4.5	4.0
Gross margin	35.3%	39.9%	43.0%
Operating income	3.9	2.5	2.9
Operating margin	18.1%	22.1%	31.0%
Income before income taxes	3.5	2.7	2.7
Net income	3.2	2.4	2.1

Key Balance Sheet Items ($ million)	As of	
	Dec. 31, 2021	Dec. 31, 2020
Cash and cash equivalents	0.5	1.4
Accounts receivable	5.0	3.1
Total current assets	11.4	7.1
Total assets	21.8	13.6
Total liabilities	10.4	5.5
Total shareholders' equity	11.5	8.0

*Fiscal year ended December 31

Investment Highlight



- One-Stop Service
- Stable Customer Base
- Deep Domain Knowledge and Industry Expertise
- Diversified Market and Territory Outreach
- Rigorous Quality Control
- Experienced and Proven Management Team

宏力型钢
HONGLI PROFILE

Company Info:

Haining Wang
Hongli Group Inc.
Email: ir@hongli-profile.com
Mobile: +86-13721971703 (from China)
+1-626-588-7913 (from U.S.)

Investment Bank:

EF Hutton
division of Benchmark Investments, LLC
Email: syndicate@efhuttongroup.com
Direct: (212) 404-7002